[ARTICLE]   5

[PERIOD-TYPE]                                     3-MOS        3-MOS
9-MOS        9-MOS
[FISCAL-YEAR-END]                                 DEC-31-1995  DEC-31-1994
DEC-31-1995  DEC-31-1994
[PERIOD-START]                                    JUL-01-1995  JUL-01-1994
JAN-01-1995  JAN-01-1994
[PERIOD-END]                                      SEP-30-1995  SEP-30-1994
SEP-30-1995  SEP-30-1994

Net income (loss)                                     (203,224)
(236,369)    (324,943)    (396,930)
Cumulative undeclared dividends
   on preferred stock                                   (6,135)
(6,175)     (18,404)     (18,524)
Dividends declared                                         --           --
        --          --

__________________________________________________

Net income (loss) available
   to common shareholders                             (209,359)
(242,544)    (343,347)    (415,454)

Cumulative undeclared dividends
   on preferred stock                                    6,135        6,175
     18,404       18,524
Interest on convertible debenture                       30,000       30,000
     90,000       90,000
Interest on convertible promissory notes                   --         4,413
     10,041       12,595
Interest forgiven on convertible notes                     --           --
    (33,395)        --

____________________________________________________

Net loss assuming full dilution                       (173,224)
(201,956)    (258,297)    (294,335)

____________________________________________________

____________________________________________________

Weight average number of shares outstanding          13,668,781
13,001,904   13,253,507   12,988,644

COMMON STOCK EQUIVALENTS (see note below):

OPTIONS AND WARRANTS (COMPUTED BY APPLICATION
OF THE "TREASURY STOCK METHOD")
Employee stock options                                    --        212,236
       --        228,070
Warrants for 800,000 shs. @$0.25 expiring 2/1,            --        345,455
       --        407,843
Warrants for 680,667 shs. @$0.75 expiring 6/26,           --           --
       --           --
Warrants for 252,600 shs. @$0.75 expiring 6/26,           --           --
       --           --

OTHER COMMON STOCK EQUIVALENTS:
Convertible promissoary notes with warrants           3,995,374
1,316,546    3,995,374    1,316,546
   subject to conversion
Convertible debenture                                   375,000
375,000      375,000      375,000
Redeemable preferred stock                               76,684
77,184       76,684       77,184

_____________________________________________________

Shares outstanding assuming full dilution            18,115,839
15,328,325   17,700,565   15,393,287

_____________________________________________________

_____________________________________________________

Loss per common share                                    (0.02)
(0.02)        (0.03)      (0.03)

_____________________________________________________

_____________________________________________________

Note: Primary and fully diluted loss per share have not been presented since the effect of common stock equivalents is anti-dilutive.